Consent of Independent Registered Public Accounting Firm

We consent to the use of our report, dated May 23, 2023, with respect to the financial statements of Fundrise Growth Tech Fund, LLC as of March 31, 2023, incorporated herein by reference, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information, “Financial Highlights” in the Prospectus, and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

McLean, Virginia

July 26, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.